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                                                                   EXHIBIT 99.1


[BANCO POPULAR LOGO]                                [KISLAK NATIONAL BANK LOGO]


                         POPULAR'S EXPANSION CONTINUES

                SOUTH FLORIDA ACQUISITION TO ADD EIGHT LOCATIONS

CHICAGO, IL, August 17, 2004-- Popular, Inc. (Nasdaq: BPOP) and Kislak Financial Corporation announced today that they have reached a definitive agreement where Popular, Inc. will acquire the shares of Kislak Financial Corporation and its wholly owned subsidiary, Kislak National Bank, a Miami, Florida-based commercial bank. Under the terms of the agreement, Kislak shareholders will receive cash for their shares in the aggregate amount of $158 million. The acquisition, subject to regulatory approval, is expected to close during the first quarter 2005.

Established in 1963, Kislak National Bank has $998 million in total assets, $708 million in total deposits and $557 million in loans. Kislak operates eight
(8) full service bank facilities in the metropolitan Miami-Dade, Broward County and Palm Beach counties. Kislak National Bank is one of the nation's largest lenders to homeowner's associations.

"We are excited to welcome Kislak National Bank's customers and employees to the Popular family," said Richard L. Carrion, Chairman and CEO of Popular, Inc. "Kislak has a long and proud history of serving both individuals and businesses in the community."

Ranked among the 30 largest bank holding companies in the U.S., Popular, Inc. is a $40 billion bank holding company based out of San Juan, Puerto Rico, and operates two principal bank subsidiaries, Banco Popular de Puerto Rico and Banco Popular North America.

In the U.S. mainland, Banco Popular North America operates over 100 full service branches in six states, including one branch in the South Florida market area and nine branch locations in Central Florida, and reported total assets of $6.1 billion and $5.1 billion in deposits at December 31, 2003. Additionally, Banco Popular operates over 118 financial services stores under the Popular Cash Express name, 14 of which are located in the Miami area.

Following regulatory approval and completion of the acquisition of Kislak National Bank, Banco Popular will operate 18 branches in the Florida market with consolidated assets of approximately $1.5 billion.

"This acquisition marks an important step in our commitment to expand Banco Popular's presence within our existing markets and to meet the needs of our customers and communities as we continue our journey to become the premier community bank in the markets we serve," said Roberto R. Herencia, president of Banco Popular North America. "Also, this acquisition will bring us closer to our promise to continue growing our South Florida market presence by adding convenient locations and easier access to Banco Popular's financial products and personalized service for our customers."


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Jonathan Kislak, President of Kislak Financial Corporation, said: "We are very excited about the opportunities this presents to the South Florida communities. Our customer base will benefit from Popular's emphasis on community banking, diversified product mix and wider array of services for both individuals and businesses. Popular's Hispanic heritage will also be an important asset in serving South Florida's thriving Hispanic communities."

Other Highlights:

         - This year, Banco Popular will celebrate its 111th anniversary since it was established on October 5, 1893, in Puerto Rico.

         - On June 15, 2004, Popular, Inc. and Banco Popular celebrated its 110th anniversary as the first Puerto Rican financial institution to open the NASDAQ market.

         - The Kislak National Bank acquisition follows the recent regulatory approval of the integration between Banco Popular and Whittier, California-based Quaker City Bank.

         - In addition to Florida, Banco Popular North America operates branches in California, Texas, Illinois, New York and New Jersey.

Banco Popular North America is the U.S. mainland bank subsidiary of Popular, Inc. Headquartered in San Juan, Puerto Rico, Popular, Inc. is a publicly owned diversified financial services company with $40 billion in assets and ranks among the country's 30 largest bank holding companies. Banco Popular presently has a total of 100 branches in California, Texas, Chicago, New York, New Jersey and Florida. In addition, Banco Popular operates 118 financial services stores under the name of Popular Cash Express.


FOR ADDITIONAL INFORMATION PLEASE CONTACT:

Frances I. Ryan, Banco Popular North America
847-994-5972 or 847-924-4766/ mobile
fryan@bppr.com

Euro RSCG Magnet
Iveliesse Malave, 909-272-1888 ext. 36 or 917-4075422/ mobile
imalave@magnet.com

JR Communications
Julie Rosenthal, 202-248-8449 or 202-486-3059/ mobile
julie@jrcommunications.com


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